Exhibit 99.1

For Immediate Release

Date: April 19, 2018

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports First Quarter Results – Year Over Year Earnings Growth of 63.9%

BELMONT, MA, April 19, 2018 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the "Company"), the holding company for Belmont Savings Bank (the "Bank"), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $6.0 million or $0.64 per diluted share for the quarter ended March 31, 2018 compared to net income of $3.7 million or $0.40 per diluted share for the quarter ended March 31, 2017 or an increase of 63.9% in net income. Excluding the impact of the Tax Cuts and Jobs Act ("Tax Reform Act") in the fourth quarter of 2017, the Bank has had 19 consecutive quarters of earnings growth.
Robert M. Mahoney, President and Chief Executive Officer, said, "We are very pleased with the results this quarter. Our strategy of consistent balance sheet growth, coupled with good expense and credit cost management, resulted in a record quarter and strong earnings momentum. We are particularly proud to see our annualized ROAA and ROAE approach 1% and 14%, respectively. Year over year earnings grew dramatically driven by double digit organic growth, good credit experience and a lower tax rate."

NET INTEREST AND DIVIDEND INCOME
Net interest and dividend income before provision for loan losses for the quarter ended March 31, 2018 was $15.1 million as compared to $13.3 million for the quarter ended March 31, 2017 or a 14.2% increase. The provision for loan losses for the quarter ended March 31, 2018 was $274,000 as compared to $829,000 for the quarter ended March 31, 2017 or a 66.9% decrease. The decrease in provision was driven by lower loan growth and a reduction in the specific reserve of an impaired loan. The combination of these items resulted in an increase of $2.4 million or 19.6% in net interest and dividend income after provision for loan losses for the quarter ended March 31, 2018 as compared to the quarter ended March 31, 2017.
NONINTEREST INCOME
Noninterest income for the quarter ended March 31, 2018 was $895,000 as compared to $630,000 for the quarter ended March 31, 2017 or an increase of 42.1%. This was driven by an increase in net gains on sales of loans of $304,000 due to a greater number of loans sold.

NONINTEREST EXPENSE
Noninterest expense for the quarter ended March 31, 2018 was $7.7 million as compared to $7.5 million for the quarter ended March 31, 2017 or an increase of 2.8%.
•	Salaries and employee benefits increased $202,000 or 4.3% driven by merit increases.
•
Director compensation decreased $108,000 or 35.6% driven by reduced stock-based compensation expense as the majority of stock awards granted under the 2012 Equity Incentive Plan have been fully expensed as well as reduced compensation costs related to the decrease in value of the investments held in the Rabbi Trust.

•
Equipment expense decreased $40,000 or 32.5%. Driving this decrease was a $9,000 gain on the disposition of certain assets during the quarter ended March 31, 2018 compared to an $18,000 loss on the disposition of certain assets during the quarter ended March 31, 2017.

•	Deposit insurance expense increased by $87,000 or 21.6% driven by asset growth.
Our efficiency ratio improved to 47.9% for the quarter ended March 31, 2018 from 53.8% for the quarter ended March 31, 2017 as we continue to grow the balance sheet and manage costs. A talented and committed colleague team along with continued operational enhancements have contributed to the improvement in our efficiency ratio.
INCOME TAXES
We recorded a provision for income taxes of $2.1 million for the quarter ended March 31, 2018, compared to a provision for income taxes of $1.9 million for the quarter ended March 31, 2017, reflecting effective tax rates of 25.6% and 34.4%, respectively. The decrease in the effective tax rate was driven by a reduction in the federal income tax rate from 35% to 21%.
BALANCE SHEET
At March 31, 2018, total assets were $2.75 billion, an increase of $71.0 million or 2.7% from $2.68 billion at December 31, 2017. The Company experienced net loan growth of $82.1 million or 3.6% from December 31, 2017 to March 31, 2018. One-to-four family residential real estate loans and commercial real estate loans increased by $68.7 million and $37.4 million, respectively. Partially offsetting these increases were a decrease in construction loans of $21.3 million and a decrease in indirect auto loans of $5.6 million. The decrease in construction loans was driven by the completion of and payoff of two construction projects. The decrease in indirect auto loans was driven by the suspension of new originations due to current market conditions. The asset growth was primarily funded by growth in deposits.
At March 31, 2018, deposits totaled $1.87 billion, an increase of $122.0 million or 7.0% from $1.75 billion at December 31, 2017. Core deposits, which we consider to include all deposits other than CDs, increased by $67.3 million or 5.4% from $1.25 billion at December 31, 2017 to $1.31 billion at March 31, 2018. Hal R. Tovin, Executive Vice President and Chief Operating Officer, said "Deposit growth in the first quarter was particularly strong due to our retail savings and CD products, the addition of new Commercial and Business Banking customers and the continued expansion of our Municipal Banking relationships."
Total stockholders' equity increased by $6.5 million or 3.7% from $178.0 million as of December 31, 2017 to $184.6 million as of March 31, 2018. This increase is primarily the result of earnings of $6.0 million and a $674,000 increase in additional paid-in capital related to stock-based compensation.

ASSET QUALITY
Asset quality remains strong. The allowance for loan losses in total and as a percentage of total loans as of March 31, 2018 was $16.6 million and 0.70%, respectively, as compared to $16.3 million and 0.71%, respectively, as of December 31, 2017.  For the quarter ended March 31, 2018, the Company recorded net charge offs of $2,000, as compared to net charge offs of $32,000 for the quarter ended March 31, 2017. Total non-performing assets were $1.4 million or 0.05% of total assets as of March 31, 2018 and December 31, 2017.

Company Profile
BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its six full-service branch offices located in Belmont, Watertown, Cambridge, Newton and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company's common stock is traded on the NASDAQ Capital Market under the symbol "BLMT." For more information, visit the Company's website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, the Company's ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that are described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)

	March 31, 2018	December 31, 2017
	(unaudited)
ASSETS
Cash and due from banks	$1,941	$1,771
Interest-bearing deposits in other banks	105,137	109,117
Cash and cash equivalents	107,078	110,888
Interest-bearing time deposits with other banks	2,460	2,440
Investments in available-for-sale securities	12,025	16,921
Investments in held-to-maturity securities (fair value of $152,267 as of
March 31, 2018 and $158,385 as of December 31, 2017)	155,559	160,090
Federal Home Loan Bank stock, at cost	31,988	32,382
Loans, net of allowance for loan losses of $16,584 as of
March 31, 2018 and $16,312 as of December 31, 2017	2,379,019	2,296,958
Premises and equipment, net	2,312	2,254
Accrued interest receivable	6,086	6,344
Deferred tax asset, net	5,648	5,794
Income taxes receivable	-	53
Bank-owned life insurance	37,235	36,967
Other assets	8,192	5,474
Total assets	$2,747,602	$2,676,565

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$218,577	$221,462
Interest-bearing	1,654,442	1,529,789
Total deposits	1,873,019	1,751,251
Federal Home Loan Bank advances	662,250	723,150
Securities sold under agreements to repurchase	3,738	3,268
Accrued interest payable	1,546	1,594
Deferred compensation liability	8,035	7,919
Income taxes payable	980	-
Other liabilities	13,469	11,354
Total liabilities	2,563,037	2,498,536
Stockholders' Equity:
Common stock; $0.01 par value per share, 100,000,000 shares authorized; 9,741,471 and 9,707,665
shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	97	97
Additional paid-in capital	95,264	94,590
Retained earnings	92,875	86,884
Accumulated other comprehensive (loss) income	(77)	89
Unearned compensation - ESOP	(3,594)	(3,631)
Total stockholders' equity	184,565	178,029
Total liabilities and stockholders' equity	$2,747,602	$2,676,565

Asset Quality Data:
Total non-performing assets	$1,389	$1,376
Total non-performing loans	$1,352	$1,376
Non-performing loans to total loans	0.06%	0.06%
Non-performing assets to total assets	0.05%	0.05%
Allowance for loan losses to non-performing loans	1226.63%	1185.47%
Allowance for loan losses to total loans	0.70%	0.71%

Share Data:
Outstanding common shares	9,741,471	9,707,665
Book value per share	$18.95	$18.34

Consolidated Capital Ratios:
Common Equity Tier 1 Risk-Based Capital Ratio	10.60%	10.35%
Tier 1 Risk-Based Capital Ratio	10.60%	10.35%
Total Risk-Based Capital Ratio	11.55%	11.30%
Leverage Ratio	6.85%	6.97%

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended March 31,
	2018	2017
	(unaudited)
Interest and dividend income:
Interest and fees on loans	$20,698	$16,387
Interest on taxable debt securities	948	775
Dividends	384	256
Other interest income	389	88
Total interest and dividend income	22,419	17,506
Interest expense:
Interest on deposits	4,421	2,613
Interest on Federal Home Loan Bank advances	2,859	1,631
Interest on securities sold under agreements to repurchase	1	1
Total interest expense	7,281	4,245
Net interest and dividend income	15,138	13,261
Provision for loan losses	274	829
Net interest and dividend income after provision
for loan losses	14,864	12,432
Noninterest income:
Customer service fees	201	182
Income from bank-owned life insurance	268	252
Net gain on sales of loans	312	8
Loan servicing fee income	117	116
Net (loss) gain on investments held in Rabbi Trust	(24)	45
Other income	21	27
Total noninterest income	895	630
Noninterest expense:
Salaries and employee benefits	4,861	4,659
Director compensation	195	303
Occupancy expense	264	266
Equipment expense	83	123
Deposit insurance	489	402
Data processing	735	694
Professional fees	261	288
Marketing	266	278
Other expense	531	463
Total noninterest expense	7,685	7,476
Income before income tax expense	8,074	5,586
Income tax expense	2,064	1,920
Net income	$6,010	$3,666
Earnings per share
Basic	$0.68	$0.42
Diluted	$0.64	$0.40

Return on average assets	0.90%	0.67%
Return on average equity	13.37%	9.08%
Interest rate spread	2.11%	2.32%
Net interest margin	2.28%	2.45%
Efficiency ratio	47.93%	53.82%
Net charge-offs	$2	$32

BSB BANCORP, INC. AND SUBSIDIARIES
APPENDIX A - NON-GAAP FINANCIAL INFORMATION
(Dollars in thousands, except per share data)

Reconciliation Table - Non-GAAP Financial Information

Three months ended
December 31,
2017
(unaudited)

Net income as reported	$2,108
Add: Income tax expense related to write-down of deferred tax asset	2,626
Adjusted net income	$4,734

Management believes these non-GAAP financial measures are important to assess the results of the core operations of the Bank.